Exhibit 99.6

CHINA HOUSING & LAND DEVELOPMENT, INC. COMPLETES $20 MILLION NOTES FINANCING

Xi’an, China, January 29, 2008 – China Housing & Land Development, Inc. “China Housing” (OTC Bulletin Board: CHLN), a leading developer of residential and commercial properties in the city of Xi’an announced today it raised $20 million through the issuance of senior secured convertible notes to institutional investors. The proceeds will be utilized to fund infrastructure work and land planning expenses related to the Company’s Baqiao project.

As part of the private placement, on January 28, China Housing and Land Development, Inc. issued five-year senior secured convertible notes with an aggregate principal amount of $20 million that pays cash interest of 5 percent per annum. $9 million of the notes are convertible into common stocks and carry an initial conversion price of $5.57 per share, which can be increased if certain stock price thresholds are met. Additionally, forced conversion can also occur at the Company’s discretion if certain stock price thresholds are met. The notes are secured by certain real estate assets and additionally through a pledge of common shares owned by Mr. Pingji Lu, the Company’s Chairman and CEO. Additionally, investors in the private placement were granted 1,437,467 five-year warrants with a strike price of $6.07 per common share, which are callable if certain stock price thresholds are met. Approximately 215,620 of the warrants are available as a management incentive if certain milestones are met.

The Company, at its discretion, may redeem $11 million of the Notes at 100 percent of the principal amount, plus any accrued and unpaid interest. All conversion and warrant prices were derived utilizing a 30-Day VWAP prior to the closing date. The Company is obligated to file a registration statement within sixty calendar days from the formal closing.

“China Housing & Land is very pleased to complete this notes offering which adequately positions us to capitalize on both our near and long term goals for developing and monetizing our Baqiao project,” stated Mr. Lu, the Company’s Chairman and CEO. “We believe these funds will enable us to successfully execute our 2008 growth plan and achieve our investor make-good target of $35.8 million in after-tax net income. We would like to welcome our new investors and believe the quality of the institutions which participated underscores their confidence in the organization we have built during the past several years.”

Merriman Curhan Ford & Co. (AMEX: MEM) acted as financial advisor to China Housing & Land Development, Inc.

About China Housing & Land Development, Inc.
Based in Xi’an, the capital city of the Shaanxi province in China, China Housing & Land Development, Inc. is the largest private developer of residential and commercial properties. China Housing has been an independent business since 1992 and became a US publicly traded company in 2006.

Cautionary Statement Regarding Forward Looking Information
This Press Release may contain forward-looking information about China Housing & Land Development, which are covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations and products. Actual performance results may vary significantly from expectations and projections. This and other “Risk Factors” contained in China Housing & Land Development, Inc.‘s public filings with the SEC.

For more information, please contact:

Investors:
Matt Hayden
Hayden Communications
Tel: +1-858-704-5065
Email: matt@haydenir.com

Company:
Jing Lu
Tel: +86-29-8258-2632
Email: jinglu@chldinc.com